UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

REVELATION BIOSCIENCES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39603	84-3898466
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4660 La Jolla Village Drive Suite 100
San Diego, California		92122
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 800-3717

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Preferred Share Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

Securities to be registered pursuant to Section 12(g) of the Act: None

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the preferred share purchase rights (the “Rights”) of Revelation Biosciences, Inc. (the “Company”). The description of the Rights set forth under Item 1.01 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 13, 2026, and the Rights Agreement, dated as of July 10, 2026, between the Company and Continental Stock Transfer & Trust Co., as Rights Agent (filed as an exhibit thereto and incorporated herein by reference), are incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the Rights Agreement.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Certificate of Designation of Series B Junior Participating Preferred Stock, incorporated by reference to the Company’s Current Report on Form 8-K filed on July 13, 2026.
4.1

Rights Agreement, dated as of July 10, 2026, between Revelation Biosciences, Inc. and Continental Stock Transfer & Trust Co., as Rights Agent (including the Form of Right Certificate as Exhibit B and the Summary of Rights as Exhibit C), incorporated by reference to the Company’s Current Report on Form 8-K filed on July 13, 2026.

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

REVELATION BIOSCIENCES, INC.

Date: July 13, 2026	By:	/s/ Chester S. Zygmont, III
Chester S. Zygmont, III Chief Financial Officer (principal financial and accounting officer)